EYETEL READING CENTER AGREEMENT

This Agreement is between The Johns Hopkins University (on behalf of the Wilmer Eye Institute), a non-profit corporation located in the State of Maryland, having a principal place of business at 3400 North Charles Street, Baltimore, MD 21218 (hereinafter referred to as "JHU") and the EyeTel Reading Center, a wholly-owned division of EyeTel Imaging Inc., a Delaware corporation (hereinafter "ERC"), having an address at 15078 Stillfield Place, Centreville, VA 22020.

WITNESSETH:

WHEREAS, ERC has established a retinal image reading center (the "Reading Center") to support its efforts in developing and marketing the DigiScope and related services;

WHEREAS, ERC is desirous of doing business as "EyeTel Reading Center";

WHEREAS, as a center for research, education and clinical care, JHU is interested in providing services to ERC through the evaluation of retinal images submitted to JHU by ERC;

WHEREAS, ERC desires to engage JHU to provide retinal and related services as more fully provided herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledges, the parties hereto, intending to be legally bound, agree as follows:

Article 1- Retinal Oversight Services

1.1 JHU Services: JHU will provide two separate services. One service will be to Medicare patients. JHU will have only faculty and fellows with Medicare provider numbers read the retinal images of Medicare patients. With respect to non-Medicare patients, JHU will provide readers who meet the quality standards set forth in the protocol established between the parties by this Agreement. Faculty and fellows participating in image reading pursuant to this Agreement will complete a form assigning their right to reimbursement to ERC. ERC agrees to forward to JHU all Medicare patients images for JHU's expert evaluation that will be billed using JHU providers, which images shall be referred by ERC image readers. With respect to non-Medicare patients, ERC will forward no more than ten (10) percent of non-Medicare patients' images for JHU evaluation or as the

parties agree in the protocol attached as Exhibit 1, solely for the purpose of allowing ERC to compare the JHU evaluation of images with the evaluations performed by ERC image readers.

1.2 Quality Standards:

1.2.1 JHU shall hire or otherwise engage and be responsible for training qualified, retinal fellow(s) and faculty to read and evaluate the retinal images submitted to JHU by ERC, which services will be provided at a minimum in accordance with the protocol established between the parties hereto, a copy of which is attached and incorporated by reference as Exhibit 1-A. JHU will have only faculty and fellows with Medicare provider numbers read the retinal images of Medicare patients. JHU will return the graded images within two business days. In the event ERC determines that JHU is not in compliance with the protocol, ERC shall provide JHU with the notice of the same and JHU shall have 30 days to bring its laboratory and services into compliance, or ERC shall have the right to declare a default and hereunder terminate this Agreement.

1.2.2 ERC shall hire or otherwise engage and train image readers to perform the image reading functions required, which services shall at a minimum be in accordance with the protocol established between the parties, a copy of which is attached and incorporated by reference as Exhibit A-2. In the event that JHU determines that ERC is not in compliance with the protocol, JHU shall provide ERC notice of the same and ERC shall have 30 days to bring the Reading Center and services in compliance or JHU shall have the right to declare a default and terminate this Agreement.

1.3 JHU Location: JHU shall establish a dedicated area (hereinafter the "RO Lab") within Dr. Ran Zeimer's laboratory at JHU for the purpose of performing the services provided herein, which area shall be maintained at all times in an area which is separately designated and in an organized, clean and safe manner. JHU and ERC shall enter into a separate lease agreement related to that space. The RO Lab shall be equipped with, or have reasonable access to the following existing services and utilities: telephones, photocopy machine, high-speed Internet access, facsimile machine, and the equipment outlined in Section 2.1 below subject to reimbursement to JHU for long distance telephone charges incurred by virtue of this Agreement; provided however, in no event shall JHU be required to maintain more than five (5) workstations. In the event that ERC determines that JHU requires additional telephone or Internet service to adequately perform hereunder, ERC shall pay JHU in advance for the same.

1.4 Exclusive Services: During the term of this Agreement, ERC agrees that JHU shall be the exclusive provider of the services outline herein for the images captured by EyeTel imaging DigiScopes located in Maryland, Virginia, Delaware, Pennsylvania and the District of Columbia.

Article 2-Equipment

2.1. Equipment: ERC shall provide and maintain any hardware and software necessary to equip and operate the RO Lab as determined by ERC, subject only to JHU's responsibility for any damage and repairs caused negligently or intentionally caused by JHU or its employees. The initial equipment and software necessary to establish the RO Lab is outlined on Exhibit B. JHU shall have the right to use the hardware and software for non-related activities and projects, so long as such usage does not interfere with JHU's ability to perform its obligations under this agreement.

2.2 Data Storage: JHU and ERC shall jointly establish a data storage and data back-up protocol to ensure that all of the data collected and utilized are maintained in accordance with customary storage practices. In accordance with the provisions of Section 2.1 above, ERC shall be responsible for providing all necessary hardware associated with the data storage and data back-up reference herein. ERC will reimburse JHU for any costs (salary or other) for support services provided by Wilmer Information Services personnel, subject to the prior written approval of ERC.

Article 3- Insurance

3.1 JHU's Insurance: JHU shall be required to carry so-called "All-Risk" property insurance in an amount equal to the full replacement cost of all property provided by ERC in Section 2.1 as well as all other property and equipment that may be provided by ERC or JHU in furtherance of this Agreement. Additionally, JHU shall be solely responsible for carrying any and all necessary insurance, including professional liability and workers' compensation insurance on the officers, directors, and employees of JHU.

3.2 ERC's Insurance: ERC shall be solely responsible for carrying any and all necessary insurance, including professional liability insurance, at a minimum of $1/3 million (per person/ per incident)coverage and workers' compensation insurance on the officers, directors, employees and contractors of ERC. ERC shall indemnify and hold Johns Hopkins University and officers, directors, employees, and agents harmless for any and all claims that may arise or be asserted against JHU, for services performed by ERC pursuant to this Agreement.

Article 4-Ownership and Confidentiality of Information

4.1 Ownership of Data: Except as prohibited by any provider or healthcare entity agreements, JHU shall have the right to utilize any and all images, photos, data, notes and software (collectively, the "Proprietary Information") and JHU shall have the right to maintain a copy of all data for its own records for all purposes, including academic purposes which includes publication of academic papers derived from the data. To the extent that JHU derives inventions or other derivative uses from the Proprietary Information it shall retain title and ownership of the same, but ERC shall have the right of first refusal to license such inventions or derivative uses at the same royalty rate set forth in the earlier license of intellectual property between JHU and EyeTel. To the extent that there are inventions and/or derivative uses derived from the joint efforts of ERC and JHU, both parties shall maintain joint ownership and title and JHU shall offer ERC the right of first refusal to license its interest in the ownership of these inventions or derivative uses at 50% of the royalty rates that would apply to a license of an invention solely owned by JHU. JHU shall be entitled to retain one copy of all Proprietary Information which has been provided or which is developed.

4.2 Confidentiality:

4.2.1 JHU shall be free to publish for academic or scientific purpose any and all of the Proprietary Information derived from its work hereunder, but other than for such academic and publication purposes, JHU shall maintain the Proprietary Information in confidence and not disclose the Proprietary Information to any third party without the express written consent to ERC. JHU shall utilize the same protocol as is currently uses for sensitive clinical data at JHU to safeguard the Proprietary Information.

4.2.2 ERC shall maintain the Proprietary Information in confidence and not disclose the Proprietary Information without obtaining the necessary patient consents. ERC assumes full responsibility for any breach in patient confidentiality resulting from the transmission of any information over the Internet pursuant to this contract.

4.3 Use of Name: At no time during the term of this agreement or subsequent thereto shall ERC be permitted to use the name of Johns Hopkins University, Johns Hopkins Hospital, or Wilmer Eye Institute or any other Hopkins affiliated entity, in any marketing material or other use, except with the prior written permission of the Johns Hopkins University and the

Director of the Wilmer Eye Institute, such permission shall not be unreasonably withheld.

Article 5- Non-Compete

5.1 Non-Compete: During the term of this Agreement and for a period of two years after its expiration or early termination, neither JHU nor any of its management personnel, employees or contractors shall, without ERC prior written approval, which ERC may withhold only upon a reasonable basis (a) engage in any commercial business or other commercial activity concerning the screening of ocular diseases in the primary care setting; (b) engage as an owner, partner, director, officer, employee, consultant, agent or any other capacity in any other commercial business concerning the screening for ocular pathology in the commercial for profit primary care environment, or (c) interfere or attempt to interfere with any contractual relationship between ERC and any other third party while such Agreement is in force. Notwithstanding language set forth above in this section, nothing shall prevent JHU faculty from seeing and treating patients for problems similar or related in any way to the medical conditions involving the retina or any part of the eye or visual system .

Article 6-Compensation/Remuneration

6.1 Compensation/Remuneration: ERC shall ccmpensate JHU in the following manner: ERC shall pay JHU Five Dollars and Fifty Cents ($5.50) for each retinal image read to be applied against a payment of Fifty Five Thousand Dollars ($55,000.00), which will be paid in quarterly advances of Thirteen Thousand Seven Hundred Fifty Dollars ($13,750.00.) In addition, ERC agrees it will forward during the term of this Agreement no more than 25,000 retinal images to be read. The quarterly payments will be made, within 15 days after the first day of each quarter. The parties agree to review the financial arrangements after six (6) months and re-evaluate the payment amounts. The balance of any unused portion of these payments will be credited to the following year of the agreement. Within 15 days of the conclusion of the term, ERC shall forward five dollars and fifty cents ($5.50) to JHU for each reading performed during the term in excess of 10,000 readings.

Article 7- Default

7.1 Default: Upon breach or default or any of the terms and conditions of this Agreement, the defaulting party shall be given written notice of such default and a thirty (30) day period after receipt of such notice to correct the default or breach. If the default or breach is not corrected within said

thirty (30) day period, the party not in default shall have the right to terminate this Agreement.

Article -8 Term

8.1 Term: The initial term of this Agreement shall be for a one (1) year period, commencing on the signing date the Agreement has been signed by both parties.

8.2 Renewal: This Agreement shall automatically renew for successive periods of one (1) year unless either party gives written notice to the other that they desire to cancel such renewal option, which written notice must be given not less than three (3) months prior to the expiration of the then current term.

8.3 Cancellation:

8.3.1 Not withstanding anything contained herein to the contrary, ERC shall have the right at any time during the term or any renewal term to cancel this agreement upon one hundred twenty (120) days prior written notice to JHU. In the event that ERC shall exercise its right hereunder, JHU as its sole remedy shall have the right to retain the hardware and software provided to it by ERC as outlined in Section 2.1 above, as well, in the event that the parties hereto have mutually agreed upon JHU's hiring additional "Fellows" to perform services hereunder, ERC shall also reimburse JHU for the payroll expenses associated with such Fellows for a period of time equal to the lesser of (a) the time remaining on such Fellows engagement contract;(b) the remaining term of this Agreement and ;(c) one year.

8.3.2 Notwithstanding anything contained herein to the contrary, JHU shall have the right at any time during the term or any renewal term to cancel this agreement upon one hundred twenty (120) days prior written notice to ERC. In the event that JHU shall exercise its right hereunder, ERC as its sole remedy shall have the right to the hardware and software provided to JHU by ERC as outlined in Section 2.1 above, and a refund of the unused portion of the prepayments.

Article 9- Miscellaneous

9.1 Notices: All notices pertaining to this Agreement shall be in writing and sent certified mail, return receipt requested, to all parties at the following address or such other address as such party shall furnish in writing to the other party in accordance with this Section 9.1:

FOR JHU: Morton Goldberg, M.D.
Director, Wilmer Eye Institute
The Johns Hopkins University
600 N. Wolfe Street
727 Maumenee
Baltimore, MD 21287

FOR ERC: Mr. Kevin Quinn
President & CEO
EyeTel Imaging, Inc.
15078 Stillfield Place
Centreville, VA 22022

With a copy to: Stanley L. Ames
Bieri & Ames
1500 First National Bldg.
660 Woodward Avenue
Detroit, MI 43226-3518

9.2 Binding/Successor and Assigns: This Agreement is binding upon and shall insure to the benefit and be enforceable by the parties hereto and their successors and assigns, and shall not be assignable to another party without the written consent of ERC, which consent may be withheld by ERC upon reasonable basis.

9.3 Billing for Services/Compliance: ERC is responsible for billing insurers and Medicare, and therefore ERC or any company with whom it contracts to provide billings services must meet the following requirements: (a) prior to any billing there must be a written compliance plan reviewed and approved by JHU, and compliance activity may be reviewed periodically by JHU; (b) any billing company selected by ERC may not at that time or at any time during its contract appear on the OIG's Excluded Vendor/Supplier list; (c) all billing and collection work shall be in accordance with federal, state and third party payer rules and regulations; (d) JHU shall be indemnified and held harmless by ERC and any company with whom ERC contracts for any billing mistakes or irregularities found by any payer; (e) JHU is not responsible for the collection of accounts receivable or for accounts that are written off as "bad debt" or uncollectible; (f) JHU shall have responsibility for selecting the ICD-9-CM diagnosis code(s) and the CPT procedure codes for all professional fee billing.

9.4 Enforceability: In the event that any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement, or over any of the parties hereto to be invalid, illegal or unenforceable, such provision or provisions shall be reformed to approximate as nearly as possible the intent of the parties, and

if unreformable, shall be divisible and deleted in such jurisdictions; elsewhere, this Agreement shall not be affected.

9.5 Governing Law: The construction, performance, and execution of this Agreement shall be governed by the laws of the State of Maryland. Both parties hereby agree to waive their right to trial by jury.

9.6 Entire Agreement: This Agreement constitutes the entire understanding between the parties with respect to the obligations of the parties with respect to the subject matter hereof and supercedes and replaces all prior agreements, understandings, writings, and discussions between the parties relating to said subject matter. This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by the authorized officials or parties or, in case of a waiver, by the party waiving compliance. The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect it right at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of any other condition or term.

THE EYETEL READING CENTER
By: EyeTel Imaging Inc.

By: ______________________ Date: 8 / 1 /2001
Kevin Quinn, President

THE JOHNS HOPKINS UNIVERSITY
By: ______________________ Date: 8-15-01
Dean, School of Medicine

By: ______________________ Date: 8-13-01
Dr. Ingrid Zimmer-Galler, Reading Center Supervisor

By: ______________________ Date: 8/13/01
Dr. Peter Campochiaro, Surgical Retina Director

By: [signature] Date: 7-26-01
Dr. Ran Zeimer, Ophthalmic Physics Laboratory Director

By: [signature] Date: 7/27/01
Dr. Morton F. Goldberg, Chairman

EXHIBIT 1
REFERRAL PROTOCOL AND QUALITY CONTROL OF EYETEL READING CENTER WITH WILMER OVERSIGHT

INTRODUCTION

This is a draft document to be attached to the contract between EyeTel Imaging, Inc and The Wilmer Eye Institute as exhibit 1.

It is the goal of both EyeTel Imaging, Inc. and The Wilmer Eye Institute to establish a high quality reading procedure for EyeTel's diabetic retinopathy risk assessment service.

TRAINING

EyeTel will be responsible for interviewing, hiring and training the readers for the EyeTel Reading Center. (ERC)

EyeTel will establish a training protocol and a certification test to be reviewed and approved by the Wilmer Reading Center (WRC) supervisor. The certification test will be based at least on a set of cases comprising 100 eyes that should not be referred and 75 that should be referred. The 75 cases should include at least 30 cases with pathologies that trigger an 'urgent' referral (New Vessels on the Disk, New Vessels Elsewhere, Vitreous Hemorrhage, Pre-Retinal Hemorrhage, Fibrous Proliferation). This will also permit an assessment of the sensitivity of 'urgent referral'.

A reader will be deemed certified if he/she has an error rate that does not exceed twice the intra-reader disagreement of the WRC supervisor.

The Wilmer Eye Institute will be responsible for the selection, training and certification of WRC readers. WRC readers will at least pass the requirements for ERC readers.

CONTINUING EDUCATION

A monthly meeting will be held between ERC readers and WRC supervisor at a time and location convenient to the supervisor. The following will be reviewed at this meeting:

1. All eyes with disagreement between ERC readers and WRC readers.

2. All urgent referrals
3. Cases marked for discussion by ERC or WRC readers.

Continuing education will be provided for readers on topics jointly selected by ERC and WRC supervisor.

Once a year, WRC and ERC readers will be required to undergo the certification process.

DEFINITION OF REFERRAL THRESHOLD

The following factors will be evaluated:

- Imaging quality
- Visual Acuity
- Pathology

Images will be deemed of passing quality if no more than 2 of 10 targets are unreadable and they are not those corresponding to the fovea or the disc.

Quality	VA	Pathology	Decision
Good OU	4/5 letters on 20/40 OU	≤ ETDRS 35	No referral
Good OU	4/5 letters on 20/40 OU	> ETDRS 35 < ETDRS 53	Referral
Good OU	4/5 letters on 20/40 OU	≥ ETDRS 53	'Urgent' referral
Good OU	< 4/5 letters on 20/40 in one or both eyes	< ETDRS 35	No referral
Good OU	< 4/5 letters on 20/40 in one or both eyes	≥ ETDRS 35	Referral
Good OU	< 4/5 letters on 20/40 in one or both eyes	≥ ETDRS 53	'Urgent' referral
Unreadable in one or both eyes			Referral

Non-diabetic pathology and diabetic retinopathy equal or beyond ETDRS stage 61 will be send for WRC review. The WRC reader will determine whether to refer and whether the referral should be 'urgent'.

QUALITY OVERSIGHT

Early stage

At the beginning of the service, sufficient volumes will not be generated and thus an 'early-phase test' will be performed. It will consist of 50 randomly selected patients not to be referred and 30 patients to be referred. If the tested reader has 0, 1 or 2 errors in deciding on referral/no referral, one can conclude with 95% confidence that the true reader's sensitivity is not lower than 90, 81 and 76%, respectively and the specificity is not lower than 94, 89 and 86%, respectively.

ERC as a whole, individual ERC readers, WRC as a whole and individual WRC readers will be tested as soon as the above numbers are reached. WRC readers will perform the review of ERC readers and the WRC Supervisor will perform the review of WRC readers.

To pass the test a reader need to have an error rate that does not exceed twice the intra-reader disagreement of the WRC supervisor.

In order to generate as much data from ERC readers as possible at the early stage, Medicare patients will be read also by ERC readers and included in the analysis.

Routine stage

The 'routine test' will be based on a random sample of 100 patients not to be referred and 75 patients to be referred. If the tested reader has 0, 1 or 2 errors in deciding on referral/no referral, one can conclude with 95% confidence that the true reader's sensitivity is not lower than 96, 93 and 90%, respectively; and the specificity is not lower than 97, 94 and 93%, respectively.

In order to test the capability of the reader to identify cases for immediate referral, the set patients to be referred will be supplemented until each pathology appears in 30 cases. This will permit an assessment of the sensitivity for each pathology and can be combined into an estimate of the overall sensitivity for immediate referral.

To pass the test a reader need to have an error rate that does not exceed twice the intra-reader disagreement of the WRC supervisor.

ERC as a whole, individual ERC readers, WRC as a whole and individual WRC readers will be tested as soon as the above numbers are reached. WRC readers

will perform the review for ERC readers and the WRC Supervisor will perform the review of WRC readers.

Retest will occur at a frequency not to exceed once a month for ERC as a whole and WRC as a whole and once quarterly for individual ERC readers and WRC readers.

The WRC supervisor intra-reader agreement will be assessed on a random sample similar to that of the 'routine test'.

CORRECTIVE ACTION

If ERC as a whole fails the quality test, a review meeting between ERC readers and WRC supervisor will be held within 10 days. Corrective action will be identified and implemented by Eyetel to correct the non-performance. ERC will have 30 days to correct the low performance and pass the certification test.

If an ERC reader does not pass the quality test, a review meeting with the ERC senior reader will be held within 5 business days. The reader will not perform any new readings and will have 30 days to correct the performance and pass the quality test. If the performance is not corrected, the reader will be discharged. All the reads by a discharged reader will be reviewed by another ERC reader.

If a WRC reader does not pass the quality test, a review meeting with the WRC supervisor will be held within 5 business days. The reader will not perform any new readings and will have 30 days to correct the performance and pass the quality test. If the performance is not corrected, the reader will be discharged. All the reads by a discharged reader will be reviewed by another WRC reader.

If WRC readers as a whole do not pass the quality test, a review meeting between WRC readers and WRC supervisor will be held within 5 business days. Corrective action will be identified and implemented. WRC will have 30 days to correct the low performance.

If the WRC supervisor's intra-reader agreement falls below 3 times the original intra-reading agreement a review meeting between the WRC supervisor and Dr. Campochiario will be held within 5 business days. Corrective action will be identified. The WRC supervisor will have 30 days to correct the low performance and pass the quality test.

EXHIBIT 2

Eyetel-Imaging has provided the delineated equipment at 2 Wilmer locations

Wilmer – OPL (359 Woods Building)

- computer with 500 MHz processor or better, 20 gigaBit hard drive, 156 k RAM, Ethernet/modem
- 2 21" color monitor
- Scanner
- keyboard, mouse
- Microsoft Office professional 2000
- Matlab
- ULEAD tools
- Photoshop

Wilmer Eye Institute Frederick Satellite

- computer with 500 MHz processor or better, 20 giaBit hard drive, 156 k RAM, Ethernet/modem
- 2 21" color monitor
- keyboard, mouse
- Microsoft Office professional 2000